Exhibit 4.3

Form:	07L	LEASE	Leave this space clear. Affix
Licence:	01-05-028		additional
Licensee:	Makinson & d’Apice	New South Wales Real Property Act 1900	pages to the top left-hand corner.
PRIVACY NOTE: Section 31B of the Real Property Act 1900 (RP Act) authorises the Registrar General to collect the information required by this form for the establishment and maintenance of the Real Property Act Register. Section 96B RP Act requires that the Register is made available to any person for search upon payment of a fee, if any.

	STAMP DUTY	Office of State Revenue use only		Office of State Revenue
NSW Treasury
				Client No: 3323749	1755
Duty: $5,906.60 Trans No: 3687674
Asst details:

(A)	TORRENS	Property leased: if appropriate, specify the part or premises
	TITLE	Unit 2, 8 - 10 Rodborough Road, Frenchs Forest being PART of the land contained in Certificate of Title Folio Identifier 2/737438

(B)	LODGED BY	Delivery	Name, Address or DX and Telephone
		Box	LLPN:	Makinson & d’Apice	CODE
		557V		DX 296 SYDNEY
Tel: + 61 2 9233 7788
			Reference (optional): GM:GM:60703		L

(C)	LESSOR	TRUST COMPANY OF AUSTRALIA LIMITED ACN 004 027 749

The lessor leases to the lessee the property referred to above.

(D)		Encumbrances (if applicable):

(E)	LESSEE	PHARMAXIS LTD ACN 082 811 630

(F)		TENANCY:

(G)	1. TERM:	Five (5) years

	2. COMMENCING DATE:	22 June 2006

	3. TERMINATING DATE:	21 June 2011

4. With an OPTION TO RENEW for a period of Five (5) years set out in Item/Clause 19 of Annexure “A”.

5. With an OPTION TO PURCHASE set out in Not Applicable

6. Together with and reserving the RIGHTS set out in Annexure “A”

7. Incorporates the provisions set out in ANNEXURE(S) “A” hereto.

8. Incorporates the provisions set out in MEMORANDUM filed at Land and Property Information New South Wales as No. Not Applicable

9. The RENT is set out in item/clause 3 of the Schedule.

All handwriting must be in block capitals.

Total Pages (office use only)

ANNEXURE “A” REFERRED TO IN THE LEASE BETWEEN TRUST COMPANY OF AUSTRALIA LIMITED (LESSOR) AND PHARMAXIS LTD (LESSEE)

DATED 22 DAY OF August 2006

1.	EXCLUSION OF STATUTORY PROVISIONS

The Lessee shall take the Premises subject to such of the covenants conditions and restrictions implied by Sections 84 and 85 of the Conveyancing Act 1919 as are not expressly negatived or modified.

2.	DEFINITIONS

2.1	In this Lease and any Rules and Regulations (unless the contrary intention appears);

“Lessor” means the Lessor referred to on the front page of this Lease and its successors and assigns (and where an individual the Lessor’s legal personal representatives).

“Lessee” means the Lessee referred to on the front page of this Lease and the successors and permitted assigns of the Lessee (and where an individual the Lessee’s legal personal representatives) and where the context permits, the employees, invitees, licensees, contractors, subtenants and agents of the Lessee.

“Land” means the land so described in the Reference Schedule.

“Premises” means the Premises described in Reference Schedule and the Lessor’s Property including the pipes and connections to all services and supplies from the point where they enter the Premises.

Where the Premises comprise the whole of a building or part, the boundaries of the Premises are:

(a)	the outside surface of perimeter walls (under any paint or wall covering) and the outside surface of any windows and access doors and shutters in them;

(b)	the lower surface of the ceiling (above any false or suspended ceiling);

(c)	the upper surface of the floor (under any floor covering);

(d)	the central line of partitions separating the Premises from other adjoining Premises; and

(e)	the external surface of partitions and doors separating the Premises from the Common Area.

“Building” means the building or buildings and other improvements erected or to be erected on the Land from time to time together with any extensions modifications or alterations.

“Common Area” means those parts of the Land or Building designated by the Lessor from time to time to be used for common use by the Lessee and other occupants, their employees, customers, contractors, agents and the public.

“Lessor’s Property” means all plant, equipment, fixtures, fittings, furniture, furnishings and other property of the Lessor provided in the Premises from time to time.

“the term” means the period from and including the commencement date of this lease up to and including its termination date.

Interpretation

2.2	In this lease unless the contrary intention appears:

(a)	a reference in this lease to another instrument includes any variation or replacement of any of them;

(b)	a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them occurring at any time before or after the date of this lease;

(c)	the singular includes the plural and vice versa;

(d)	the word “person” includes a firm, a body corporate, an unincorporated association or an authority;

(e)	a reference to a person includes a reference to the persons, executors, administrators, successors, substitutes (including without limitation, persons taking by novation) and assigns;

(f)	an agreement, representation or warranty in favour of two or more persons is for the benefit of them jointly and severally;

(g)	an agreement, representation or warranty on the part of two or more persons binds them jointly and severally;

(h)	a reference to “month” is to “calendar month”; and

(i)	a reference to “writing” includes any mode of representing and reproducing words in tangible and permanently visible form and includes telex and facsimile transmission.

2.3	Headings are inserted for convenience and do not affect interpretation.

2.4	A provision of this lease which is void, voidable by any party unenforceable or illegal must be read down to the extent required to give the provision legal effect.

2.5	This lease constitutes the entire agreement between the parties and supersedes all previous negotiations and agreements in relation to the transaction.

3.	RENT AND REVIEW OF RENT

3.1	During the term of this lease and any holding over, the Lessee must pay the rent specified in the Reference Schedule (as varied pursuant to Schedule 1) free of set-off, deduction or counter claim:

(a)	to the Lessor at the Lessor’s address specified in this lease or as the Lessor directs (including by Bank Order); and

(b)	by equal monthly instalments in advance on the first day of each month from the commencement of this lease.

3.2	If the date of commencement of this lease is not the first day of a month, the Lessee must pay proportional instalments for the first and last months of the term.

3.3	The rent may be reviewed by the Lessor in accordance with Schedule 1.

4.	OUTGOINGS AND SERVICES

4.1	The Lessee must pay Outgoings in accordance with Schedule 2 or reimburse the Lessor for any Outgoings the Lessor may pay.

4.2	The Lessee must pay charges when due for all services provided by the Lessor and by Authorities to the Premises including gas, electricity, water, air conditioning, garbage and trade waste removal.

4.3	If the Lessor provides a cleaning service for the Premises, the Lessee must pay the monthly cleaning charge with the rent.

4.4	Unless otherwise agreed between the parties, the Lessee is not liable to pay charges for:

(a)	the connection of gas, electricity, water and sewerage services to the Premises; or

(b)	the installation of separate water and electricity meters for the Premises.

5.	DAMAGE TO PREMISES

If the Premises or the Building any part shall at any time be damaged or destroyed so as to render the Premises or any part wholly or substantially unfit for the occupation and use of the Lessee or, (having regard to the nature and location of the Premises and the normal means of access) wholly or substantially inaccessible, then and so often as the same shall happen:

5.1	except where such damage or destruction has been caused or contributed to or arises from any act or omission of the Lessee or the Lessee’s employees and agents or any policy or policies of insurance effected by the Lessor in respect of loss or damage to the Building shall have been vitiated or payment of the policy moneys refused in consequence of some act or omission of the Lessee:

(a)	a proportionate part of the rent and the Lessee’s proportion of the Lessor’s Outgoings (if payable) according to the nature and extent of the damage sustained shall abate and all or any remedies for recovery of such proportionate part of the rent and Lessee’s proportion of Lessor’s Outgoings falling due after such damage shall be suspended until the Premises have been restored or made fit for the occupation and use of the Lessee (or accessible to the Lessee, as the case may be);

(b)	this Lease may be determined by written notice by either the Lessor or the Lessee without liability attaching to either party by reason of such determination PROVIDED THAT the Lessee shall not be entitled to so determine this Lease if the Lessor within a period of 6 months after the occurrence of the destruction or damage shall have commenced to reinstate the Premises and make them fit for occupation and use of the Lessee (or accessible to the Lessee, as the case may be);

(c)	if the Lessor commences to reinstate the Premises (or to make the Premises accessible as the case may be) and THEN does not, within a reasonable time (having regard to the extent of the damage or destruction and the time expected to commence and carry out the necessary works), reinstate the Premises, or make them fit for the occupation and use of the Lessee, (or render them accessible as the case may be), the Lessee may serve on the Lessor notice of intention to terminate this Lease, and, unless the Lessor shall upon receipt of that notice proceed with reasonable expedition and diligence to reinstate the Premises, or make them fit for such occupation and use, (or render them accessible as the case may be), the Lessee may terminate this Lease by giving not less than one (1) month’s notice in writing to the Lessor, and at the expiration of the last mentioned notice, this Lease shall be at an end;

5.2	if in the Lessor’s reasonable opinion such damage to the Building or the Premises is such that it is impractical or undesirable to reinstate the Premises, or make them fit for the occupation and use of the Lessee (or render them accessible as the case may be), the Lessor may terminate this Lease by giving one (1) month’s notice in writing to the Lessee and at the expiration of that notice this Lease shall be at an end;

5.3	no liability shall attach to the Lessor or the Lessee by reason of termination of this Lease pursuant to this clause but, any such termination shall be without prejudice to the rights of either party in respect of any antecedent breach or non observance of this Lease;

5.4	any dispute arising under this clause shall be determined by a loss assessor being a member of the Insurance Council of Australia Limited (or succeeding body) appointed by the President for the time being of the said Council. The person so appointed shall be an assessor having substantial experience in assessing buildings of a similar type within the appropriate area in which the Building is located or other comparable area and shall in making his determination act as an expert and not as an arbitrator and his determination shall be final and binding on both parties. The cost of any such determination shall be borne by either or both of the parties (and if by both of the parties in the proportion between them) as the person making the determination shall decide; and

5.5	nothing contained in this clause shall impose upon the Lessor any obligation to reinstate the Building or the Premises.

6.	USE AND SIGNAGE

6.1	The Lessee must use the Premises only for the use stated in the Reference Schedule.

6.2	The Lessee must not:

(a)	carry on any auction sale upon the Premises;

(b)	use or permit the Premises to be used as a shop or sleeping place;

(c)	carry on any noxious or offensive act trade business occupation or calling other than any act or thing reasonably necessary for, and incidental to, the use of the Premises permitted by this lease; or

(d)	use the Premises in any noxious or offensive manner or do or permit to be done anything which in the reasonable opinion of the Lessor may be or become a nuisance disturbance or cause of damage to the Lessor or other occupiers of the Land or adjoining Premises other than any act or thing reasonably necessary for, and incidental to, the use of the Premises permitted by this lease.

6.3	The Lessee will not paint affix or place upon any part of the Premises any sign, name, notice or other device or advertisement without the prior written consent of the Lessor (which shall not be unreasonably withheld where such signs are in keeping with the standards in a Building relating to signage and the consent of any Authorities is obtained).

6.4	Deleted.

7.	REPAIRS, MAINTENANCE AND COMPLIANCE WITH LAWS

7.1	The Lessee must:

(a)	keep and maintain the Premises (including any vehicular access doors) in the same condition and state of repair as they were at the commencement of this lease (or any earlier lease if this lease is granted pursuant to an option) except for fair wear and tear. The Lessor and the Lessee may agree on a condition report of the Premises as at the commencement of this lease;

(b)	repair or replace all plate glass damaged or broken by the Lessee;

(c)	repair or replace all defective heating, lighting and electrical equipment and plumbing installed in the Premises including light globes, tubes, switches and power points;

(d)	keep and maintain the waste pipes drains and conduits contained in the Premises in a clean clear and free flowing condition and at its own expense employ licensed tradesmen to clear any blockages which may occur within the demised Premises; and

(e)	comply with all laws and all legal requirements concerning its use and occupation of the Premises.

7.2 (a)	Despite clause 7.1 the Lessee need not:

(i)	make structural repairs to the Premises; or

(ii)	replace items of a capital nature,

unless they arise because of any act, omission or breach of this lease by the Lessee or its employees or agents or unless they are required because of the Lessee’s use of the Premises.

(b)	The Lessee is not responsible for repairs required as a result of natural disasters, deliberate damage or accident, such as fire, flood, storm, earthquake, explosion, which are beyond the Lessee’s responsibility or control, unless:

(i)	the damage occurred as a result of or was substantially contributed to by the Lessee’s act or omission; or

(ii)	the Lessor is unable to recover from its insurer insurance money for the damage because of some act or omission, neglect, default or misconduct by the Lessee or by other persons for whose conduct the Lessee is responsible.

7.3	The Lessee must:

(a)	ensure that all air-conditioning plant, fire equipment and all other plant machinery installations and equipment in the Premises (collectively called “plant”) are only used for their proper purpose and must maintain keep such plant in good repair and condition having regard to its condition at the commencement of this Lease (or at the commencement of any prior lease if this lease is granted pursuant to an option) or at the time of any replacement, except for fair wear and tear but the Lessee shall not be liable for any expenses of a capital nature unless they result from the Lessee’s failure to so maintain the plant; and

(b)	enter into and keep current during this Lease a maintenance contract with such responsible specialist contractors as reasonably approved by the Lessor for the regular inspection, service, maintenance and repair (including the testing and inspection of such equipment pursuant to the requirements of all authorities) of all such plant and shall pay all fees and other charges payable to such contractors. In particular, the service maintenance contract for the air-conditioning plant shall include provisions for inspection of such plant not less frequently than once every three months.

7.4	The Lessee will redecorate on each of the redecoration dates referred to in the Reference Schedule.

7.5	In this clause “redecoration” means painting or otherwise decorating (including workmanlike preparation) with two coats of good quality paint or other appropriate decorative material all painted surfaces within the Premises, as well as the painted surfaces on the walls immediately outside of the Premises including the use of two pack polyurethane on all metal surfaces (including any roller doors) and repriming where coated surfaces have been damaged or broken down.

7.6	If the Lessee fails to so redecorate, then the Lessor may do so and recover the costs from the Lessee, together with an amount equal to such rents and other amounts which the Lessor would have been entitled to receive from the Lessee had the period (within which such decorating is carried out by the Lessor) been added to the term of this Lease.

7.7	If this lease is terminated before its expiry date (for any reason whatsoever), then in addition to clause 7.4 the Lessee must at the sole election of the Lessor (effective as at such termination) either:

(a)	carry out the redecoration; or

(b)	pay to the Lessor an amount (agreed between the parties or failing agreement as determined by a quantity surveyor nominated by the Lessor) which represents the reasonable cost to the Lessor of such redecoration.

7.8	The Lessee must:

(a)	keep the Premises clean and tidy and free of pests and vermin and regularly remove all rubbish; and

(b)	comply with any Lessor’s directions about refuse removal and recycling.

7.9	The Lessor will notify the Lessee (if possible) of any interruption or any service provided under this Lease and reinstate the service as soon as practicable after such interruption.

8.	ALTERATIONS TO THE PREMISES

8.1	The Lessee must not make any alterations or additions to the Premises without the Lessor’s written consent (which consent must not be unreasonably withheld).

8.2	If the Lessor gives approval, it may impose conditions including specifying in writing:

(a)	which parts of the Premises may not be reinstated and which parts must be; and

(b)	which items of the Lessee’s property installed as part of the works may not be removed,

when the Lease terminates.

8.3	The Lessee must ensure that any works it does, are done:

(a)	in a proper and workmanlike manner and at its sole risk;

(b)	in accordance with any plans, specifications and schedule of finishes required and approved by the Lessor (who may not unreasonably withhold its approval);

(c)	in accordance with the laws and the requirements of authorities; and

(d)	in accordance with the Lessor’s reasonable requirements and directions.

8.4	If such alterations or additions require consequential changes to the sprinkler system, fire control installations or other services in the Building or the Premises then the Lessee must ensure such changes comply with all requirements of the relevant authorities.

8.5	After completion of such works the Lessee must provide the Lessor with a suitable copy of the as built drawings duly approved where necessary by all relevant authorities.

8.6	Any alterations or additions made by the Lessee under this clause shall be made at the cost of the Lessee who will be responsible for their maintenance and repair. Upon the termination or expiry of this Lease but subject to clause 8.2, the Lessee will upon request by the Lessor remove the same and make good any damage to the Premises occasioned by such removal and reinstate the Premises to the same condition existing at the commencement of the lease (or the earlier lease if this lease is granted pursuant to an option to renew).

8.7	Any such alterations or additions and reinstatement shall be carried out by suitably qualified contractors approved by the Lessor (which approval shall not be unreasonably withheld) and the Lessee hereby indemnifies the Lessor from and against all injury or damage suffered or incurred by the Lessor relating to any such alterations, additions and reinstatement.

8.8	Despite clause 8.1, the Lessee may, without the Lessor’s consent, install in the Premises any cables, wiring, and similar items which are required in the reasonable opinion of the Lessee to operate its business from the Premises.

9.	INSURANCES

9.1	The Lessee must maintain in respect of the Premises the following policies of insurance for:

(a)	public liability for at least the amount set out in the Reference Schedule (or for such greater amount as the Lessor reasonably requires from time to time consistent with general good industry practice) including where reasonable to do so a cross liability and waiver of subrogation clause and bearing endorsement to cover “Lessee’s liability extension”; “lease liability extension”; and the liability of the Lessee to the Lessor under Clause 10 of this lease;

(b)	loss or damage to Lessee’s fixtures and fittings;

(c)	plate glass for its full replacement value; and

(d)	other insurances which are required by law or which, in the Lessor’s reasonable opinion; a prudent Lessee would take out including those in connection with any tenant’s works on the Premises.

9.2	The Lessee must:

(a)	ensure all policies are placed with a reputable and solvent Insurer reasonably approved by the Lessor and contain such conditions endorsements and exclusions as are reasonably acceptable to or reasonably required by the Lessor;

(b)	not make any alterations to the policies unless first approved in writing by the Lessor;

(c)	take such policies out in the name of the Lessee, the Lessor and any other interested person named by the Lessor;

(d)	notify the Lessor immediately if any such policy is cancelled or an event occurs which may allow a claim or affect rights under any policy; and

(e)	produce to the Lessor duplicate or certified copies of the policies and all renewal certificates and endorsement slips or an appropriate Certificate of Currency upon request by the Lessor.

9.3	The Lessor shall be entitled to conduct or settle any claims which relate to the Premises under such insurance policies.

9.4	The Lessee must not do anything or bring or keep anything whereby:

(a)	any insurances effected by the Lessor or by the Lessee referred to in this Lease or any other insurance may be vitiated or rendered void or voidable; or

(b)	the rate of premium on such insurances shall be liable to be increased, unless the Lessee pays all additional premiums and expenses of such insurance as well as any additional premium and expenses caused by the use to which the Premises are put by the Lessee.

9.5 (a)	It shall be a condition of each insurance effected by the Lessee (except for workers’ compensation), or the insurer should provide a written undertaking to the Lessor, that the insurance shall not be cancelled by the insurer or its terms or conditions or the cover provided under the insurance shall not be materially altered, except after the insurer shall have given to the Lessor not less than fourteen (14) days prior written notice of its intention relating to any of those matters.

(b)	Each of the insurance policies effected by the Lessee (except for workers’ compensation) shall contain a waiver of the insurer’s rights of subrogation against the Lessor and the Lessee arising out of any claim under the policy.

10.	INDEMNITIES & RELEASE

10.1	The Lessee agrees to use and occupy the Premises during the term of this lease at the Lessee’s risk as regards loss or damage to the Lessee and the Lessee’s property.

10.2	The Lessee releases the Lessor from liability or loss arising from and costs incurred by any of the following:

(a)	damage, loss injury or death;

(b)	Deleted;

(c)	the unavailability, interruption or malfunction of a service connected to the Premises;

(d)	the operation of a statute, regulation or notice issued by any Authority;

(e)	a strike, accident, riot, industrial action or civil disturbance;

(f)	a fire, bomb threat or other emergency drill or the Lessee vacating the Premises because of any such event.

10.3	The Lessee indemnifies the Lessor from and against any liability, loss, damage, expense costs or claim suffered or incurred by the Lessor whether by act, omission or neglect of the Lessee or the Lessee’s contractors, sub-tenants, licensees, agents, employees or invitees, including to a third party, during or after the term of this lease, in respect of or arising from:

(a)	loss, damage or injury to property or person caused or contributed to by the act, omission, neglect or default of the Lessee;

(b)	the misuse whether by act or omission by the Lessee of any services or facilities in the Building or in the Premises;

(c)	the overflow, leakage or escape of water, gas, electricity, fire, or other materials or substances in or from the Premises, caused or contributed to by the Lessee;

(d)	loss, damage or injury to property or person, caused or contributed to by the Lessee arising out of its use of the Premises;

(e)	loss, damage or injury to property or persons, caused or contributed to by the defective installation of plant, fixtures and equipment in the Premises by the Lessee;

(f)	the Lessee’s failure to notify the Lessor regarding any defect in the facilities or services in the Premises;

(g)	failure by the Lessee to comply with any laws relating to occupational health and safety;1ind

(h)	an accident on or about the Premises not caused or contributed to by the Lessor.

10.4	The releases and indemnities under this clause include any penalties, fines insurance claim excesses, legal and other costs incurred by the Lessor but do not apply to the extent that the loss, damage or injury was caused by the wilful act omission or neglect of the Lessor, its employees or agents.

10.5	The indemnities by the Lessee continue after this lease expires or is terminated in respect of events occurring during the term and the Lessor may enforce any indemnity before incurring any expenses.

11.	ASSIGNMENT AND SUBLETTING

11.1	The Lessee covenants and agrees that it will not assign, transfer, sub-let or in any manner part with the possession of the Premises or any part or assign the benefit of its estate or interest in this lease or the Premises without the prior written consent of the Lessor which shall only be given if:

(a)	it reasonably satisfies the Lessor that the proposed new tenant or sub-tenant is respectable and financially sound and capable of conducting the business permitted by this lease or such other business approved by the Council and by the Lessor in its absolute discretion;

(b)	in the case of a transfer, the proposed new tenant signs an agreement relating to the transfer in a form reasonably required by the Lessor whereby the new tenant agrees to observe the terms of this lease as if it was the original tenant;

(c)	in the case of a sublease, the proposed sub-tenant signs an agreement in a form reasonably required by the Lessor whereby the subtenant agrees that it will not cause or contribute to a breach of this lease by the Lessee and pays a market rental or acknowledges that the rental paid is not a market rental;

(d)	the Lessee has provided a Bank Guarantee or Security Bond (or if no Bank Guarantee or Security Bond is required whilst the assignor is the Lessee), then the proposed new tenant must provide a substitute equivalent Bank Guarantee or security bond after which the existing Bank Guarantee or security bond will be released (to the extent it has not been claimed upon);

(e)	there is no Bank Guarantee or security bond required by the Lessee pursuant to this lease and the proposed new Lessee is a company, then either (at the election of the Lessor) the directors or principal shareholders of that company shall, execute and complete a Deed of Guarantee and Indemnity in a form approved by the Lessor in respect of the performance of the proposed new Lessee’s obligations under this lease or the proposed new Lessee provides a bank guarantee equivalent to 6 months rental including outgoing contributions; and

(f)	any default by the Lessee has been remedied by the Lessee or waived by the Lessor;

(g)	an appropriate form of transfer or sublease approved by the Lessor, is duly completed, executed, stamped and registered without cost to the Lessor;

(h)	the Lessee pays the Lessor’s reasonable costs in respect of any such consent, including all fees and charges payable in respect of any enquiries made by the Lessor as to the proposed new tenant or sub-tenant; and

(i)	the Lessee establishes to the reasonable satisfaction of the Lessor that the Local Council and all other relevant authorities have given any necessary consent to the use of the Premises by the proposed new tenant or sub-tenant.

11.2	If there is a proposed change in the shareholding of the Lessee or its holding company from that existing as at the commencement date of this lease so that a different person or group of persons will control the composition of the board of directors or more than 50% of the shares giving a right to vote at general meetings, then that proposed change in control is treated as a proposed transfer of this lease and the person or group of persons acquiring control is treated as the proposed new Lessee and clause 11.1 applies. This clause will not apply if the Lessee is a company whose shares are listed on any recognised Australian Stock Exchange.

11.3	The Lessee may only create or allow to come into existence:

(a)	any security over the Lessee’s interest in this lease; or

(b)	Deleted

with the Lessor’s approval (which may not be unreasonably withheld).

11.4	Nothing in this clause prohibits the Lessee permitting its parent company or any related company (within the meaning of the corporations law) sharing an office within the Premises with the Lessee, provided the Sub-Lease or Licence is in a form reasonably acceptable to the Lessor.

12.	ADDITIONAL COVENANTS AND ACKNOWLEDGMENTS BY THE LESSEE

12.1	The Lessee must:

(a)	upon the expiration or sooner determination of the said term:

(i)	yield up the Premises in a clean and tidy condition and in the same condition as they existed at the commencement of the term (or the earlier term if this lease is granted pursuant to any option) except for fair wear and tear;

(ii)	remove at the expense of the Lessee all Lessee’s fittings and fixtures comprising the Lessee’s fitout and as well as the fit out referred to in Clause 27 (except anything the Lessor has stated in writing as a condition of any approval to Lessee’s works, need not be removed) as well as lettering and distinctive marks or signs put up by the Lessee or by the Lessor for the Lessee on the Premises or elsewhere and rectify any damage by reason of such removal;

(iii)	unless the Lessor otherwise agrees or directs in writing, remove at the expense of the Lessee all Lessee’s fittings and fixtures comprising the Lessee’s fitout and as well as the fit out referred to in Clause 27;

(iv)	ensure that any bolts securing storage facilities that are fixed into the floor or walls are cut off or that the top of such bolts are flush with the floor or wall level; and

(v)	return to the Lessor all keys, access cards and similar devices for the Land and the Premises held by the Lessee and any other person;

(b)	comply promptly with and observe at its own expense all laws and the requirements of all Authorities with respect to the business conducted at the Premises by the Lessee as well as with all such laws and requirements with respect to the Premises except what would have issued or be required irrespective of such use by the Lessee;

(c)	immediately notify the Lessor if the Premises are damaged or any accident to or defect in any of the services connected to the Premises occurs or the Lessee receives any notice from any Authority;

(d)	pay upon demand:

(i)	all stamp duty and all the Lessor’s reasonable and proper legal costs and disbursements of and incidental to the preparation completion stamping and registration of this Lease and of any consent required to it and of any surrender or other termination (otherwise than by effluxion of time);

(ii)	in case of default by the Lessee, to the Lessor all proper legal and other costs charges and expenses which the Lessor may incur in consequence of or in connection with such default including remedying the breach; and

(iii)	all costs, charges and expenses in connection with works the Lessee carries out, including those incurred by the Lessor in considering, approving and supervising the works and those of modifying or varying the Building because of the works;

(e)	pay interest to the Lessor on any amount payable under this lease by the Lessee but unpaid for 14 days (or 7 days in the case of rent and any contribution to the Lessor’s outgoings). The rate of interest will be equal to 2% above the highest rate for the time being charged by the Lessor’s Bankers on commercial overdrafts for amounts exceeding $100,000.00 computed from the last of the days specified in this lease that moneys are due until such payment is received by the Lessor and will be compounded monthly on the monthly date specified for payment of rent and will be recoverable in the same way as arrears of rent;

(f)	indemnify the Lessor from and against all claims which may be made upon the Lessor for injury or disease arising from smoking or passive smoking by any person on the Premises. If required by the Lessor the Lessee’s insurance must be extended to include cover for such claims and include the Lessor as an insured party; and

(g)	Deleted.

(h)	participate in any fire, bomb threat or other emergency drill of which the Lessor gives notice including evacuating the Premises if informed of any such act or suspected events.

12.2	The Lessee must not:

(a)	overload the structure of or services to the Premises;

(b)	bring onto, store or use in the Premises any inflammable, dangerous or explosive substances such as acetylene, industrial alcohol, burning fluids, and chemicals, (including for heating or lighting the Premises) unless the sale or use of such substances constitutes proper conduct of the Lessee’s use permitted by this lease and the particular substances are stored and used only whilst taking all necessary safety precautions and in compliance with all fire and safety regulations relating to such substances (including the reasonable requirements of the Lessor’s insurer);

(c)	use or permit to be used or stored at the Premises any radioactive, toxic or hazardous chemicals, wastes or substances, except in concentrations and quantities permitted by the relevant statutory authorities and in accordance with any licences, permits or authorisations required by law and in accordance with the conditions imposed by such authorities or under their permission (including the reasonable requirements of the Lessor’s insurer);

(d)	use upon the Premises any forklift truck or pallet trolleys unless the same have been equipped with rubber or pneumatic tyres (for the purpose of avoiding damage to floors by steel or hard nylon wheels);

(e)	place or keep any machinery, safe or heavy articles or goods in the Premises of such weight and in such place or places unless first approved by the Lessor in writing after consultation with its engineers; or

(f)	make any use of the Premises whether for the Lessee’s permitted business or otherwise (including but without prejudice to the generality of the foregoing the installation or use of any machinery or the employment of any persons) whereby any public or statutory authority may give or issue or be entitled to give or issue any notice requiring structural alterations or repairs to be made or carried out to the Premises, unless the Lessee shall at its own cost and expense, comply with the requirements of such notice.

12.3	The Lessee acknowledges that:

(a)	it occupies the Premises at its own risk and must not knowingly use the Premises in contradiction of any law;

(b)	subject to clause 13.2(f), it may not terminate this lease seek compensation or damages or stop or reduce payments under it because a service provided to the Premises is not available or is interrupted or fails or the Lessor’s Property breaks down or a structural repair has not been carried out or the Common Area is not clean;

(c)	subject to clause 13.2(f), the Lessor is exempted from any liability to the Lessee for financial loss or inconvenience, including for damages, abatement of rent or for repudiation and the tenant is not entitled to terminate this lease because:

(i)	any of the services supplying the Premises is, out of order and or is not functioning properly or at all; or

(ii)	any such services are temporarily stopped or interrupted pending inspection, repair, maintenance or replacement.

(d)	the Lessee’s property is at all times at the Lessee’s risk;

(e)	the Lessor may enforce its rights against the Lessee whether or not the Lessor enforces its rights against other tenants or occupiers of the Building or Land;

(f)	the Lessor does not expressly or impliedly warrant that the Premises are now or will remain suitable or adequate for all or any of the purposes of the Lessee and, subject to the law, all warranties (if any) as to the suitability and adequateness of the Premises are hereby expressly negatived; and

(g)	the Lessee and the Lessee’s employees and agents may use the Common Area for the purposes for which it is intended, subject to this lease and the Rules and Regulations.

12.4	If the Lessee shall fail to remove the Lessee’s property comprising fixtures and chattels or any property of its customers employees permitted sub-tenants or licensees from the Premises at the expiry or sooner termination of this Lease, the following provisions apply:

(a)	if the Lessor terminates this lease by re-entry, the Lessee may give the Lessor a notice within 7 days after termination that the Lessee wants to remove its property which the Lessee may or must remove from the Premises;

(b)	within 7 days after the Lessee gives its notice under subclause (a), the Lessor must give the Lessee a notice, stating when and how the Lessee’s property is to be removed from the Premises and by whom and may impose a condition, being the provision of a bank guarantee of a reasonable amount, to secure the Lessor against damage to the Premises and the Land by such removal;

(c)	the Lessor may treat the Lessee’s property as if the Lessee had abandoned its interest in it and it had become the property of the Lessor and deal with it in any way it sees fit at the Lessee’s expense if the Lessee does not:

(i)	give the notice under subclause (a) on time; or

(ii)	remove its property in accordance with this clause or a notice given under it; or

(iii)	remove its property at the expiration of the term of this lease; and

(d)	the Lessee indemnifies the Lessor in respect of all claims demands losses damages proceedings costs charges and expenses which the Lessor may suffer or incur at the suit of any person (other than the Lessee) claiming an interest in the Lessee’s property by reason of the Lessor acting in any manner permitted by this clause.

12.5	If the Lessee fails to comply with clauses 12.1 and 12.4, the Lessee indemnifies the Lessor in respect of the cost of complying with clauses 12.1 and 12.4 including making good any damage to the Premises or the Building and until such time as the removal and making good required by clauses 12.1 and 12.4 has been completed by the Lessee or by the Lessor upon the Lessee’s default so as to permit reletting of the Premises, then the Lessee must pay or allow to the Lessor by way of liquidated damages in relation to any such default, a sum equivalent to the rent payable by the Lessee immediately prior to the expiration or determination of the term of this Lease for the period until the Premises are made fit for reletting.

13.	LESSOR’S COVENANTS

13.1	Subject to the Lessor’s rights, while the Lessee complies with its obligations under this lease, it may occupy the Premises during the term without interference by the Lessor.

13.2	During the term the Lessor must:

(a)	insure the Building with a responsible and reputable insurance company for its reinstatement and replacement value;

(b)	pay all rates and taxes which are not payable directly to the relevant Authority by the Lessee or any other tenant;

(c)	keep the Premises structurally sound and maintain the Premises in good structural repair and condition having regard to its condition at the commencement of the term (or the prior term if this lease is granted pursuant to an option), and allowing for fair wear and tear;

(d)	keep the Common Area clean and tidy;

(e)	procure the consent of any mortgagee of the Land to this lease; and

(f)	use all reasonable endeavours to ensure the services available to the Premises at the commencement of this Lease remain available at all times and to re-instate or repair services (which are the responsibility of the Lessor) as soon as practicable after receipt of notification from the Lessee subject to any delays beyond the Lessor’s control.

14.	LESSOR’S RIGHTS

14.1	Subject to clause 14.2, the Lessor (or any person having an estate or interest in the Premises superior to or concurrent with the Lessor) may with or without its agents or contractors enter the Premises to:

(a)	view the state of repair of the Premises;

(b)	remedy any breach of this lease if the Lessee does not remedy the breach after receiving 21 days notice of the breach;

(c)	fulfil its obligations under this lease; or

(d)	carry out any repairs, alterations or additions, or other work which the Lessor considers necessary or desirable or as required by any Authority or following any damage to the Premises.

14.2	The Lessor must:

(a)	give reasonable prior notice of the Lessor’s intention to enter the Premises (except in the case of emergency); and

(b)	use all reasonable endeavours to ensure any works carried out pursuant to clause 14.1 do not unduly interfere with the use of the Premises by the Lessee having regard to the nature of such works.

14.3	The Lesser reserves the right of uninterrupted passage of any services through pipes, ducts and wires in the Premises.

14.4	The Lessor may from time to time improve vary extend or reduce the Common Area or the Land or in any manner alter or deal with any part of the Building (other than the Premises) including changing the direction or flow of pedestrian or vehicular traffic and the Lessee will make no claim for compensation against the Lessor if the Lessor maintains reasonable access to the Premises and to the Common Area for the parking of any motor vehicles permitted to the Lessee and causes as little inconvenience to the Lessee as is practicable in the circumstances.

14.5 (a)	The Lessor may subdivide the Land (including under the Strata Titles or Community Title Legislation) and, if necessary, carry out construction or demolition works on the Land or temporarily interrupt a service for that purpose if:

(i)	after the subdivision the Premises are substantially the same; and

(ii)	this would not have a substantial adverse effect on the Lessee’s Business.

(b)	The Lessee will execute any approval reasonably required as a result of such subdivision.

14.6	The Lessor may create easements or other rights over the Land, the Building or the Premises unless this would have a substantial adverse effect on the Lessee’s business or rights under this lease.

14.7	The Lessor has the right to use the exterior walls and roof of the Building as well as the right to uninterrupted passage of all pipes and cables passing through the Premises and the running of all substances and services through them provided such pipes and cables do not unreasonably interfere with the Lessee’s use and enjoyment of the Premises.

14.8	After giving reasonable notice the Lessor may enter the Premises to show prospective Purchasers through the Premises and display from the Premises a sign indicating that the Premises or the Building is for sale provided such sign does not obstruct any signs of the Lessee.

14.9	Subject to Clause 14.2(a), within 6 calendar months immediately preceding the expiration of the term (unless the Lessee has exercised any option to renew this lease), .the Lessor may at all reasonable times inspect the Premises with prospective tenants or occupiers and the Lessee will allow the Lessor to exhibit a notice indicating that the Premises are offered for leasing provided such sign does not obstruct any signs of the Lessee.

14.10 (a)	If the Lessor deals with its interest in the Land so that another person becomes lessor, the Lessor is released from its obligations under this lease arising after it ceases to be lessor.

(b)	If requested by the Lessor, the Lessee must at the Lessor’s cost sign the documents that the other person reasonably requires to give a direct contractual relationship with the Lessee.

(c)	Any obligation owed by the Lessee to the Lessor which is due for performance before the Lessor ceases to be the Lessor (including any rental or outgoing adjustment) remains owing to the Lessor as at such time and is recoverable by the Lessor in its own name.

14.11	After giving the Lessee reasonable notice, the Lessor may do anything which the Lessee should have done under this lease but which it has not done or which the Lessor considers it has not done properly.

14.12	The Lessor may appoint agents or others to exercise any of its rights or perform any of its duties under this lease but communications from the Lessor override those from the agents or others if they are inconsistent.

15.	DEFAULT BY THE LESSEE

15.1	Each of the following constitutes a default by the Lessee under this lease:

(a)	if the rent hereby reserved or any part thereof or any contribution to the Lessor’s Outgoings shall be unpaid and in arrears for 7 days after the same shall have become due whether any formal or other demand shall have been made for such moneys; or

(b)	if any other moneys payable by the Lessee to the Lessor shall not have been paid within 14 days of the due date for such monies; or

(c)	if the Lessee shall not commence effecting the repairs required by any notice given by the Lessor to the Lessee within a reasonable time after the giving of such notice; or

(d)	if the Lessee shall fail to observe perform or fulfil any of the other terms covenants conditions and restrictions contained on the part of the Lessee whether positive or negative after having been given 30 days written notice by the Lessor specifying the failure; or

(e)	if the Lessee or any Guarantor (being a company) enters into liquidation (otherwise than for the purpose of reconstruction or amalgamation reasonably

(f)	approved by the Lessor in writing) or if a receiver or official manager or provisional liquidator or administrator is appointed or enters into a scheme of arrangement or composition with or assignment for the benefit of all or any clause of its creditors; or

(g)	if the interest of the Lessee under this Lease is attached or taken in execution under any legal process; or

(h)	if the Lessee or any Guarantor (being an individual) shall be declared bankrupt or insolvent according to law, then the Lessee shall be deemed to have made default.

15.2	If the Lessee shall have made such default, the Lessor may (after first giving prior notice where required by law) at its option:

(a)	re-enter into and take possession of the Premises or any part in the name of the whole (by force if necessary) and eject the Lessee and all other persons therefrom and repossess and enjoy the same as of its first and former estate upon which event this Lease shall be absolutely terminated; or

(b)	by notice in writing to the Lessee terminate this Lease (and from the date of giving such notice this Lease shall be absolutely terminated); or

(c)	by notice in writing to the Lessee elect to convert the said term into a tenancy from week to week in which event this Lease shall be determined as from the giving of such notice and thereafter the Lessee shall hold the Premises from the Lessor as Lessee from week to week at a weekly rental equal to one (1) week’s proportion of the rent payable at such time commencing from the date of service of such notice (such rental being payable weekly in advance) but otherwise on the terms and conditions of this Lease so far as they can be applied to a weekly tenancy.

15.3	The Lessee agrees that the following are essential terms of this Lease:

(a)	the covenant to pay rent throughout the term of the Lease on the due date for payment of each monthly instalment of rent; and

(b)	the covenant to pay the Lessee’s proportion of the Lessor’s Outgoings; and

(c)	the covenant dealing with assignment, transfer and subletting; and

(d)	the covenant relating to repair and maintenance.

15.4	If the Lessee makes or is deemed to have made a default in the circumstances contained in this clause and if, as a consequence of such a default, the Lessor:

(a)	determines the Lease by re-entry; or

(b)	determines the Lease by notice; or

(c)	converts the term into a tenancy from week to week and if that tenancy is subsequently determined either by the Lessor or the Lessee before the expiration of the whole of the term; or

(d)	accepts the surrender of this Lease;

THEN the Lessor in addition to the remedies referred to in paragraphs (a), (b), (c) and(d) of this subclause and in addition to any other rights and remedies the Lessor may have or may have exercised, will be entitled to recover from the Lessee damages for all loss suffered because this Lease will not have run the whole of its term, such damages to include, but not to be limited to, the costs of recovery of possession, the costs of reinstating the Premises, the costs of re-letting and any loss occasioned arising out of any lapse of time before re-letting or any re-letting at a rent and upon terms not as advantageous to the Lessor as the terms of this Lease.

15.5	In the event that the Lessee’s conduct (whether acts or omissions) constitutes a repudiation of this Lease, the Lessee covenants to compensate the Lessor for loss or damage suffered by reason of the repudiation or breach during the entire term of this Lease. The Lessor’s entitlement to recover damages shall not be affected or limited if the Lessee shall abandon or vacate the Premises or if the Lessor shall elect to re-enter or terminate the Lease or accept the Lessee’s repudiation.

15.6	If the Lessee shall fail to pay any moneys payable by it to any person other than the Lessor or if the Lessee shall fail to perform any affirmative covenant on the part of the Lessee, the Lessor may at its option as the agent of the Lessee make any such payment or do all such acts and things and incur such expenses as may be necessary to perform such covenants and the full amount of any payments made or expenses incurred shall constitute a liquidated debt due and owing by the Lessee to the Lessor.

15.7	No consent or waiver (express or implied) by the Lessor to or of any breach of any covenant condition or duty of the Lessee shall be construed as a consent or waiver to or of any other breach of the same or any other covenant condition or duty,

15.8	Acceptance by the Lessor of arrears of rent or other money or of any breach of this Lease does not constitute a waiver of the Lessor’s rights.

15.9	In the event of the Lessee vacating the Premises with or without the Lessor’s consent, the Lessor shall be obliged to take reasonable steps to mitigate its damages and to endeavour to re-lease the Premises at a reasonable rent and on reasonable terms.

15.10	The expiry or termination of this lease does not affect the rights of either party for a breach of this lease by the other party before the expiry or termination.

16.	RULES AND REGULATIONS

16.1	The Lessee must observe and comply with the Rules and Regulations contained in Schedule 3 (as from time to time varied, added to, deleted or amended).

16.2	The Lessor shall have the right at any time and from time to time to delete vary amend or add to the said Rules and Regulations in respect of the management, safety and control of the Land, Building, and the Common Area or in the conduct of occupants. The Lessee must observe and comply with such deletions variations amendments or additions following notice in writing from the Lessor.

16.3	Despite the foregoing, no deletion, variation, amendment or additions to such Rules and Regulations shall be inconsistent with the rights of the Lessee in this Lease.

16.4	The Lessee acknowledges and agrees that the failure of the Lessee to keep any such Rules and Regulations as may from time to time be in force shall constitute a breach of the terms of this Lease.

16.5	The Lessor is not liable to the Lessee for any alleged loss or damage in respect of the failure to enforce the Rules or Regulations or any of them.

17.	CAR PARKING

17.1	For no additional consideration, the Lessor also grants an exclusive licence to the Lessee its employees and agents to park the number of motor vehicles referred to in the Reference Schedule in the location as directed from time to time by the Lessor.

17.2	The Lessee, shall park in the allotted spaces only and at its risk and the Lessor shall not in any way be liable or responsible for any loss damage or injury which may be sustained by the Lessee or any of its servants or agents arising out of its exercise of its rights conferred by this clause except to the extent caused by the Lessor’s negligence or default.

17.3	The Lessee indemnifies the Lessor against liability or loss incurred or suffered by the Lessor in connection with any damage, loss} injury or death caused or contributed to by the act neglect or default of the Lessee or its employees or agents arising out of its exercise of its rights conferred, by this clause.

17.4	The Lessee must give the Lessor prompt notice in writing of any accident to or defect or want of repair in any services or equipment in the car parking area and of any circumstances likely to cause any damage or risk.

17.5	The rights and benefits of the Lessee contained in this clause:

(i)	are not severable from the other rights and benefits of the Lessee contained in this Lease and accordingly shall not be capable of being separately assigned or otherwise dealt with; and

(ii)	shall rest in contract only and shall not create or confer upon the Lessee any tenancy or any estate or interest in or over the car spaces.

17.6	The Lessee must make good any damage sustained to any bitumen, concrete or other paved surface of such car parking area through neglect, default or misconduct on the part of the Lessee.

17.7	The Lessee must keep the car spaces tidy and only use them for car parking.

18.	BANK GUARANTEE

18.1	The Lessee must on or before the date of its execution of this Lease deliver to the Lessor a guarantee by a Bank trading in the State of New South Wales in the form of an unconditional and irrevocable undertaking to pay on demand whether by one or more requests, without any expiry date, drawn in favour of the Lessor, in a form reasonably acceptable to the Lessor and for an amount equivalent to the number of months referred to in the Reference Schedule in respect of rental including the Lessee’s proportion of the Lessor’s Outgoings plus GST on such amounts payable from time to time during this Lease.

18.2	The Lessor shall be entitled to immediately demand payment from the Bank following any breach by the Lessee of its obligations under this Lease (whether registered or not) and shall be entitled to apply such amount as may be received towards the satisfaction of any amounts that may be payable to the Lessor as a result of any such breach.

18.3	Any application by the Lessor of the Bank Guarantee pursuant to this clause shall not be deemed to waive the Lessee’s breach.

18.4	The Lessee must vary the amount of the said Guarantee within 14 days of each rent review so that the said amount at all times represents the amount referred to in clause 18.1.

18.5	If moneys are paid under the Bank Guarantee, the Lessee must ensure that a replacement Guarantee is issued so that the amount of the Guarantee held by the Lessor represents the amount contemplated by this clause.

18.6	If during the term of this lease the Lessor shall transfer its ownership in the Premises and shall give written notice to the Lessee requiring amendment or replacement of the Bank Guarantee to reflect the new Lessor, then the Lessee shall at the Lessor’s cost comply with such notice within 21 days of service. In the event of the failure of the Lessee to comply with this subclause, the Lessor shall be at liberty to handover the Bank Guarantee to any such assignee or transferee and thereupon the Lessor shall be discharged from all liability to the Lessee or any other person in respect of the said Bank Guarantee.

18.7	If the Lessee does not provide the Bank Guarantee required by this clause the Lessor shall be entitled to terminate this lease.

19.	OPTION TO RENEW

If the Lessee:

(a)	requires a renewed lease of the Premises for any further term specified in the Reference Schedule from the expiration of the term of this Lease; and

(b)	gives to the Lessor written notice not less than nine (9) calendar months prior to the expiration of the term of this Lease,

THEN, if the Lessee is not at the expiration of this term or at the date of giving of the said notice, in breach of this Lease, the Lessor must grant and the Lessee must accept (but at the expense of the Lessee) a renewed lease of the Premises for the said further term on the same conditions as this Lease (including all existing Bank Guarantees, Security Deposits and other guarantees) except that:

(c)	this clause shall not be included in the renewed lease;

(d)	the rent payable at the commencement of the renewed lease until the first rent review shall be the current market rent calculated and determined in accordance with Schedule 1A as if the first day of the term of the renewed lease was a “review date” and the terms and conditions of the renewed lease shall be taken into account in substitution of the terms and conditions of this Lease in such determination but in no event shall the rent payable at the commencement of the option term be less than the rent payable during the year immediately preceding the commencement of the option term; and

(e)	the rental payable during the renewed lease shall be subject to review in accordance with the provisions of Schedule 1A and/or 1B upon each rent review date(s) so specified in the Reference Schedule; and

(f)	such alterations to the terms and conditions which necessarily arise in the event that the premises have been converted to an allotment under the Strata Titles Legislation during the initial term of this lease PROVIDED THAT any alteration to outgoings arising as a result of such conversion must not be greater than those outgoings which would have been payable if no conversion had occurred.

20.	ENVIRONMENTAL PROTECTION

20.1	The Lessee agrees to comply with all Environmental Protection Legislation during the term of this lease to the extent that the Lessee causes any requirement of such legislation to be applied to the Land and will not bring onto or allow to remain on the Land any substance or material, the presence of which is, or with the passage of time may, constitute or create an environmental contamination risk or hazard.

20.2	The Lessee indemnifies the Lessor from and against all costs, damages, penalties, fines, losses or claims which the Lessor may sustain as a result of any breach of clause 20.1 by the Lessee including the cost incurred by the Lessor in cleaning up and reinstating the Land, disposing of any such materials and complying with all legal requirements in the removal, storage, transportation and disposal of the material.

21.	MEASUREMENT OF LETTABLE AREA

21.1	If it should become necessary because of changes or alterations to the Premises or the Building or because of the creation of further buildings on the Land, to recalculate the lettable area of the Premises or the Building, the Lessor shall be entitled to redetermine any such area in accordance with the “Property Council of Australia Method of Measurement 1997 Revision”, published or used by the Property Council of Australia (or any subsequent revised method) based on the gross lettable area for industrial Premises.

21.2	If any such measurement is altered during this Lease, then recalculations of the lettable area shall be undertaken including for rent review and the calculation of the Lessee’s percentage of contributions to the Lessor’s Outgoings.

21.3	A certificate by a surveyor or architect produced by the Lessor indicating that person’s or firm’s calculations in accordance with clause 21.1 or 21.2 is prima facie evidence of those recalculations.

22.	GENERAL

22.1	If the Lessee continues to occupy the Premises after the expiry of this lease with the Lessor’s approval, it does so under a monthly tenancy:

(a)	which either party may terminate on 1 month’s notice ending on any day;

(b)	at a rent which is one twelfth of the then annual rent; and

(c)	on the same terms and conditions as this Lease except those changes the Lessor requires as a condition of giving its approval to the holding over.

22.2	A Notice or other document given pursuant to this lease must be:

(a)	in writing signed by the party giving it or by its director, manager, secretary or agent; and

(b)	delivered at or posted by prepaid post to the address of the party as referred to in this Lease (as varied by any notice) or sent by facsimile transmission to that party or served in accordance with Section 170 of the Conveyancing Act.

22.3	A notice or other document is taken to be served:

(a)	if hand delivered, on the date of delivery;

(b)	if posted, on the second day after posting; and

(c)	if sent by facsimile, on the next business day after it is sent unless the sender is aware that transmission is impaired.

22.4	A provision of or a right created under this lease may not be waived or varied except in writing signed by the party to be bound.

22.5	If the Lessor:

(a)	accepts rent or other money under this lease (before or after termination); or

(b)	does not exercise or delays exercising any right under this Lease; or

(c)	gives any concession to the Lessee; or

(d)	attempts to mitigate its loss,

it is not a waiver of any breach or of the Lessor’s rights under this lease. An attempt by the Lessor to mitigate its loss is not a surrender of this lease.

22.6	Expiry or termination of this Lease does not affect any rights in connection with a breach of this Lease before then or affect the Lessee’s obligations to make payments under this Lease for periods before then.

22.7	The Lessee acknowledges that this Lease contains the whole of the terms and conditions agreed between the parties and the Lessee acknowledges that it has relied only on its own enquiries in connection with this Lease and does not rely on” any representation or warranty by the Lessor or any person acting or seeming to act on the Lessor’s behalf except as contained in this Lease.

22.8	When an obligation contained in this Lease prohibits the Lessee from doing anything, it also prohibits the Lessee from authorising or allowing it to be done by any other person.

22.9 (a)	The Lessee may not, subject to subclause (b), lodge a caveat on the title to the land, if the only purpose of the caveat is to ensure that it is enforceable against the Lessor’s successors in title.

(b)	The Lessee may lodge a caveat noting the Lessee’s interest under this lease if this lease is not registered.

(c)	If the Lessee lodges a caveat permitted by this clause, it must do everything necessary to permit registration of any dealing if its rights under this lease are not diminished.

(d)	The Lessee must withdraw that caveat on the earlier of registration and expiry or termination of this lease.

22.10	If the Premises are not separately metered for air conditioning services or electricity, then if these services are made available by the Landlord outside normal business hours, the Tenant must pay to the Landlord its reasonable share of the cost of such services (on a pro rata basis where necessary) within 7 days of request accompanied by reasonable details.

22.11	In the event of a person other than the Lessor becoming entitled to receive the rent and other moneys payable by the Lessee either by operation of law or otherwise, the

Lessee agrees that such person shall have the benefit of all covenants and agreements on the part of the Lessee in this Lease and the Lessee at the cost of the Lessor will enter into such covenant with such other person in that regard as the Lessor may reasonably require.

23.	LESSOR’S LIMITATION OF LIABILITY

23.1	The Lessor enters into this Lease as custodian and agent of the Trustee of the Trust and in no other capacity.

23.2	The parties other than the Lessor acknowledge that the Obligations are incurred by the Lessor solely in its capacity as custodian of the Assets and as agent of the Trustee and that the Lessor will cease to have any Obligation under this Lease if the Lessor ceases for any reason to be owner of the Assets.

23.3	The Lessor will not be liable to pay or satisfy any Obligations except to the extent to which it is indemnified by the Trustee or except out of the Assets against which it is entitled to be indemnified in respect of any liability incurred by it. The obligation of the Trustee to indemnify the Lessor and the right of the Lessor to be indemnified out of the Assets are limited.

23.4	The parties other than the Lessor may enforce their rights against the Lessor arising from non-performance of the Obligations only to the extent of the indemnity referred to in clause 23.3.

23.5	If any party other than the Lessor does not recover all money owing to it arising from non-performance of the Obligations it may not seek to recover the shortfall by:

(a)	bringing proceedings against the Lessor in its personal capacity; or

(b)	applying to have the Lessor wound up or proving in the winding up of the Lessor.

23.6	Except in the case of and to the extent of fraud, negligence or breach of duty on the part of the Lessor under its custody agreement with the Trustee, the parties other than the Lessor waive their rights and release the Lessor from any personal liability whatsoever, in respect of any loss or damage:

(a)	which they may suffer as a result of any:

(i)	breach by the Lessor of any of its Obligations; or

(ii)	non-performance by the Lessor of the Obligations; and

(b)	which cannot be paid or satisfied from the indemnity set out above in clause 23.3 in respect of any liability incurred by it.

23.7	The parties other than the Lessor acknowledge that the whole of this Lease is subject to this clause and subject to clause 23.6, the Lessor shall in no circumstances be required to satisfy any liability arising under, or for non performance or breach of any Obligations under or in respect of, this Lease or under or in respect of any other document to which it is expressed to be a party out of any funds, property or assets other than to the extent that this Lease requires satisfaction out of the Assets under the Lessor’s control and in its possession as and when they are available to the Lessor to be applied in exoneration for such liability.

23.8	The parties acknowledge that the Trustee is responsible under the Constitution for performing a variety of obligations relating to the Trust, including under this Lease. The parties agree that no act or omission of the Lessor (including any related failure to satisfy any Obligations) will constitute fraud, negligence or breach of duty of the Lessor for the purposes of clause 23.6 to the extent to which the act or omission was caused or contributed to by any failure of the Trustee or any other person or fulfil its obligations relating to the Trust or by any other act or omission of the Trustee or any other person.

23.9	No attorney, agent or other person appointed in accordance with this Lease has authority to act on behalf of the Lessor in a way which exposes the Lessor to any personal liability and no act or omission of such a person will be considered fraud, negligence or breach of duty of the Lessor for the purposes of clause 23.6.

23.10	In this and the following clause, the following definitions apply:

“Assets” includes all assets, property and rights real and personal of any value whatsoever of the Trust.

“Constitution” means the Constitution of the Trust as amended from time to time

“Obligations” means all obligations and liabilities of whatever kind undertaken or incurred by, or devolving upon the Lessor under or in respect of this Lease

“Trust” means the Macquarie Goodman Capital Trust

“Trustee” means the entity from time to time acting in the Trustee’s capacity which at the date of this Lease is Macquarie Goodman Funds Management Limited ACN 067 796 641.

“Trustee’s Capacity” means the capacity in which the Trustee enters into this Lease namely as Responsible Entity of the Trust

24.	RESPONSIBLE ENTITY’S LIMITATION OF LIABILITY

24.1	Capacity

The Trustee’s liability under this Lease is limited to the Trustee’s Capacity and the Trustee is not liable in any other capacity.

24.2	Limitation

Subject to clause 24.4, the liability of the Trustee in respect of any cause of action, claim or loss arising:

(a)	under or in connection with this Lease;

(b)	in connection with any transaction, conduct or any other agreement contemplated by this Lease; or

(c)	under or in connection with (to the extent permitted by law) any representation or undertaking given or to be given in connection with this Lease,

(each, a Trust Claim), is limited to the Assets. The right of the parties other than the Trustee to recover any amount in respect of any (and all) Trust Claims is limited to a right to recover an amount not exceeding the amount which the Trustee is entitled and able to recover from the Assets (after taking account of the costs of exercising its right of indemnity or exoneration) and if, after exercise of those rights, any such amount remains outstanding, no further Trust Claim may be made against the Trustee personally.

24.3	Acknowledgment of limitations

The parties other than the Trustee agree and acknowledge that they must not, in respect of any Trust Claim:

(a)	subject to clause 24.4, bring proceedings against the Trustee in its personal capacity;

(b)	seek to appoint an administrator or liquidator to the Trustee;

(c)	commence the winding-up, dissolution or administration of the Trustee; or

(d)	appoint a receiver, receiver and manager, administrative receiver or similar official to all or any of the assets of the Trustee,

except to the extent that the steps taken affect any Assets or the Trustee’s right of recourse against, and indemnity from, the Assets and nothing else.

24.4	Exception

If the Trustee acts negligently, fraudulently, with wilful misconduct or in breach of trust with a result that:

(a)	the Trustee’s right of indemnity, exoneration or recoupment of the Assets; or

(b)	the actual amount recoverable by the Trustee in exercise of those rights,

is reduced in whole or in part or does not exist, then to the extent that such right or the amount so recoverable is reduced or does not exist, the Trustee may be personally liable.

25.	DISPUTE RESOLUTION

(a)	A party must not commence legal proceedings (other than for injunctive relief) unless it has complied with this clause.

(b)	If there is a dispute between the parties, either party may give a notice to the other:

(i)	succinctly setting out the details of the dispute;

(ii)	stating that it is a dispute notice given under this clause.

(c)	Within 10 business days after the delivery of the dispute notice, the recipient must deliver to the other party a notice in response:

(i)	stating that it is a notice given under this clause; and

(ii)	succinctly setting out any information it believes is directly relevant to the dispute.

(d)	The parties must meet within 10 business days after the date of delivery of the dispute notice to attempt to resolve the dispute and must use its best endeavours and act in good faith.

(e) (i)	If the parties cannot solve the dispute within 20 business days of the date on which the dispute notice is delivered, the parties must each escalate the dispute to their respective chief executive officer.

(ii)	Each party must provide its chief executive officer with a copy of:

(A)	the dispute notice;

(B)	the notice in response; and

(C)	a succinct account of any subsequent meetings or correspondence between the parties.

(f)	If the chief executive officer cannot solve the dispute within 30 business days of the date on which the dispute notice is delivered, then either party is not restricted in pursuing its rights under this lease.

(g)	The parties must each continue to perform their respective obligations under this lease pending resolution of the dispute.

26.	GOODS & SERVICES TAX

(a)	In this clause:

GST Act means the Act entitled A New Tax System (Goods and Services Tax) Act^l999 as amended from time to time.

GST, and Taxable Supply have the meanings given to those terms in the GST Act.

Lessor’s Outgoings, Building Outgoings, Complex Outgoings and Statutory Outgoings (collectively, in this clause Outgoings) excludes any GST forming part of the relevant expenses when incurred by the Lessor for which the Lessor can claim an Input Tax Credit because the expense was consideration for a Taxable Supply to the Lessor.

Relevant Agreement means this Lease and any Deed, Agreement or other instrument in any way related to or connected with it or the letting of the Premises by the Lessor to the Lessee under this Lease.

(b)	All payments to be made by the Lessee under any Relevant Agreement (including but not limited to Rent and contributions to Outgoings) are calculated without regard to GST. If any such payment is for a Taxable Supply by the Lessor, the Lessee will pay to the Lessor concurrently with that payment an additional amount equal to the GST imposed on the Taxable Supply in question.

(c)	Where the Lessor has become subject to any penalties or interest as a result of late payment of GST because of the failure of the Lessee to comply with the terms of this clause, then the Lessee shall pay to the Lessor an additional amount on demand equal to the amount of those penalties and interest.

(d)	The Lessor must as soon as practicable give, to the Lessee tax invoices which set out the GST payable on any taxable supply

27.	ADDITIONAL REINSTATEMENT AND MAKE GOOD OBLIGATIONS

(a)	The parties acknowledge and agree that on or about the time that this Lease was entered into, the Lessee acquired from Dynsol Laboratory Pty Limited (“the previous tenant”) the fit out improvements and alterations carried out by the previous tenant to the Premises as referred to in the Plan comprising an exhibit to this Lease.

(b)	In addition to the obligations of the Lessee at the expiration or earlier termination of this Lease as to make good and reinstatement of the Premises, the Lessee also agrees with the Lessor to remove the previous fit out acquired from the previous tenant to the intent that the Lessee must restore and reinstate the Premises to an open plan which will include, but not be limited to, the removal of all laboratory and other plant, equipment, fixtures, fittings, partitioning, panelling, air conditioning plant and equipment and floor coverings.

(c)	In the event that the Lessee fails to comply with this clause, then the provisions of Clause 12.5 (mutatis mutandis) shall apply.

28.	ADDITIONAL OR ALTERNATE PREMISES

28.1	Lessee may request additional space

The parties acknowledge that the Lessee has advised the Lessor that the Lessee requires additional or larger premises for the Lessee’s business (New Premises). The Lessee must, before approaching any other prospective Lessor for new premises comply with this clause.

28.2	Negotiation over New Premises

The Lessor and the Lessee shall negotiate in good faith in an endeavour to reach agreement on a lease of suitable New Premises located at 24 Rodborough Road, Frenchs Forest.

28.3	Surrender of Lease

If the parties agree on a lease of New Premises, then the Lessee may surrender this Lease on giving the Lessor no less than six months prior written notice of the effective date of surrender, which date must not be earlier than the date of commencement of the lease of the New Premises. Nothing in this clause obligates the Lessee to surrender this Lease when a lease for the New Premises is entered into and the Lessor acknowledges that the Lessee may at its discretion occupy both these existing premises and the New Premises concurrently.

28.4	Documentation of lease of New Premises

Once the commercial terms relating to the lease of the New Premises are agreed, the parties will use all reasonable endeavours to finalise and execute the lease of the New Premises as soon as practicable thereafter.

28.5	Legal Costs

Each party shall bear its own costs of the preparation, execution, stamping and registration of the surrender of this Lease and the new lease of the New Premises. The Lessee shall bear all stamp duty and registration fees (including fines and penalties) in relation to the surrender of this Lease and the new lease of the New Premises

SCHEDULE 1

A.	Rent Review - Current Market Rent

(a)	The annual rent payable pursuant to this Lease (and any renewal) may be reviewed by the Lessor on each of the relevant rent review dates referred to in the Reference Schedule and shall be such amount as the Lessor considers is the current market rent of the Premises as at each such review date (having regard to all matters then relevant to the determination of such rent) and notified to the Lessee in writing.

(b)	Within a period of 28 days after receipt of the said notice from the Lessor, the Lessee may by notice in writing to the Lessor dispute that the amount set out in the said notice is the current market rent of the Premises at such review date.

(c)	Unless such notice of dispute is served on the Lessor within 28 days of service of the said notice by the Lessor (in which regard tune shall be of the essence), the amount stated in the said notice by the Lessor shall become the rent reserved by this lease as and from the relevant review date.

(d)	In the event of the Lessee serving a notice of dispute in accordance with subclause (b) of this Clause and in the event that the parties cannot agree on the current market rent within a further 21 days after service of the said notice of dispute, then and in such event the current market rent shall be determined by two qualified valuers of the Australian Property Institute (Inc) N.S.W. Division (or its succeeding body) one appointed by the Lessor and one appointed by the Lessee.

(e)	The said appointments shall be made within a further period of 21 days after the parties shall have failed to agree on the current market rent (with one party appointing both valuers if the other fails to appoint a valuer within the said period) and the said valuers shall jointly determine the current market rent.

(f)	The two valuers shall deliver their determination in writing within 35 days of their appointment or such extended time as the parties shall agree upon.

(g)	If the two valuers cannot agree upon a determination within the time prescribed but the difference in their respective determinations is 5% or less of the total valuations, then the current market rent shall be one half of the total of the two determinations.

(h)	If the said difference exceeds 5% of the total valuations or if either or both valuers are unable to make a determination in the time prescribed, they may mutually appoint a third valuer so qualified to determine the current market rent within the range of the disagreement and within 28 days of being so called upon to act and subject as aforesaid such decision shall be final on both the Lessor and Lessee.

(i)	If the valuers do not mutually appoint a third valuer within 14 days of expiry of the period granted to them to deliver their valuation or if a third valuer shall be unwilling or unable to act, then either party may request the President for the time being the Australian Property Institute (Inc) N.S.W. Division (or its succeeding body) to nominate the third valuer.

(j)	The amount determined pursuant to this clause as being tile current market rent of the Premises shall be payable by the Lessee as from the relevant review date until the next review date but if such a determination has not been made before the relevant review date, the Lessee shall pay to the Lessor on account of the rent, amounts equal to the monthly rental payable for the last complete month immediately preceding the relevant review date until such a determination has been made after which the Lessee shall within 14 days of demand pay to the Lessor the difference between the monthly instalments so determined and the amount paid from the relevant review date to the date of actual payment of any such adjustment.

(k)	Despite anything to the contrary, no determination of the annual rent pursuant to this Clause shall operate to reduce the rent payable below the annual rent payable by the Lessee in the 12 months immediately prior to the relevant review date to the intent that the rent from and including the relevant review date will be the higher of:

(i)	the annual rent immediately before the relevant review date; and

(ii)	the amount determined pursuant to this Schedule 1A.

(l)	The expression “current market rent” means the best annual rent that can be reasonably obtained for the Premises and shall be determined having regard to the following criteria;

(i)	that the Premises are available for leasing by a willing but not anxious Lessor to a - willing but not anxious Lessee for a term equal to the term of this lease and any option for renewal;

(ii)	the terms and conditions contained in this Lease including obligations as to outgoings as well as the period until the next rent review takes place;

(iii)	that the Lessor’s and Lessee’s lease covenants and obligations shall have been fully performed at the relevant review date;

(iv)	having regard to the rental values of comparable Premises;

(v)	without taking into account the goodwill of the Lessee or any improvements or fixtures erected or installed at the Lessee’s expense (unless the Lessor has consented to them remaining in the Premises on termination);

(vi)	without taking into account any reduction in rent on account of any concession otherwise required to secure a Lessee or any period of rent abatement;

(vii)	any use to which the Premises may lawfully be put; and

(viii)	in the event that the Premises or the Building are destroyed, assume that the Premises or the Building have been reinstated in accordance with this Lease.

(m)	all valuers as at the date of nomination must be full members of the said Institute and must have practiced as valuers of comparable Premises for not less than the past consecutive 5 years in the metropolitan area of Sydney and who are registered to practice as Valuers of the kind of Premises whose rent review is required under this Lease. All valuers shall act as experts and not as arbitrators and subject to above the determination made pursuant to this Clause shall be final and binding on the parties.

(n)	The fees of the valuers and other costs of their determinations shall be borne:-

(i)	as to the fees of the valuer appointed by the Lessee, by the Lessee;

(ii)	as to the fees of the valuer appointed by the Lessor, by the Lessor;

(iii)	if both valuers are appointed by one party the fees of one shall be borne by that party and the fees of the other shall be borne by the other party as to which the firstnamed party may choose; and

(iv)	as to the fees of the third valuer, equally by the Lessor and the Lessee.

(o)	Each party may deliver to the valuers written valuations and submissions prior to their determination but may not make oral submissions. At the time of delivering such valuations or submissions that party shall deliver copies to the other party who may deliver to the valuers and to the other party written comments on the other parties’ written valuations and submissions.

(p)	The valuers shall take into consideration any written submissions so made but shall not be fettered by them and shall determine the current market rent in accordance with their own judgment and opinion which they have formed having regard to the criteria specified in this clause and shall provide written reasons for their determination;

(q)	In the event that the Lessor fails for any reason to exercise its rights in accordance with subparagraph (a) to have the annual rent reviewed, .then such right shall be exercised at any time prior to the next review date or the expiration of the term of the lease (whichever first occurs) and the current market rent shall be payable as and from the previous review date and any arrears payable by the Lessee in respect of the period from the review date to the actual reassessment date shall be paid within 21 days after determination of the reviewed annual rent. No succeeding review date or right of reassessment of annual rent shall be postponed by reason of the review of the annual rent pursuant to this subclause.

(r)	The Lessor and the Lessee each agree to act reasonably and to co-operate in implementing and conducting any rent review under this clause.

B.	Rent Review - Percentage Increase

The annual rent payable pursuant to this Lease may be reviewed by the Lessor on each of the review dates referred to in the Reference Schedule and shall be the annual rent payable during the year immediately preceding the relevant review date increased by 3%.

SCHEDULE 2

Outgoings

(a)	In addition to the annual rent, the Lessee must in respect of each year or part of a year during the term pay to or reimburse the Lessor as additional rent and without any deduction whatsoever the Lessee’s proportion of the Lessor’s Outgoings relative to such year or part (“the Lessee’s proportion”) in accordance with this clause;

(b)	Subject to this subclause, the Lessee’s proportion shall be the percentage referred to in the Reference Schedule. Despite the foregoing:

(i)	if any one or more of the Lessor’s Outgoings are now or at any time separately assessed or wholly attributable to the Premises (whether by the Premises becoming a separate allotment or otherwise) then the Lessee’s proportion will be increased to 100% of such outgoing(s) in lieu of the percentage referred to in the Reference Schedule but only in respect of the expenses which are separately assessed or payable in respect of the Premises; and

(ii)	the Lessor may determine (acting reasonably and honestly), that in calculating the Lessee’s proportion, some items of the Lessor’s outgoings will be shared only between some occupants or groups of occupants, because the other occupants and the Premises leased by them derive no benefit from the particular outgoing, in which case the Lessor shall fairly apportion the Lessee’s proportion on an area basis; and

(iii)	the Lessor may at any time from the service of a notice on the Lessee, alter the Lessee’s Proportion so that it is the same proportion that the lettable area of the Premises bears to the lettable area of the Building (expressed as a percentage).

(c)	Irrespective of the period for which they are levied, assessed or charged, the Lessor’s Outgoings shall be deemed to accrue from day to day and shall be apportioned in respect of time accordingly.

(d)	“Lessor’s Outgoings” means all outgoings, costs, expenses and charges (now or during the term) properly assessed or assessable, charged or chargeable, paid or payable (including costs incurred by the Lessor in undertaking activities which the Lessee has failed to do under this lease) or otherwise incurred upon or in respect of owning, managing, supervising, maintaining and keeping secure the Building, the Land, and the Common Area and in particular but without limiting the general nature of these words, includes:

(i)	all rates, taxes, charges and assessments, duties, impositions at any time or from time to time levied or charged or payable to any government, local government, semi government or other authority and any amount in the nature of an indirect tax including without limitation a goods and services tax or a value added tax imposed on the cost of the goods or services supplied or incurred by the Lessor in the control, management, maintenance and ownership of the Land and/or the Building (but excluding Capital Gains Tax and Income Tax);

(ii)	all charges for, and costs in relation to, the supply of water, sewerage and the removal of all waste and other garbage;

(iii)	all other rates, taxes and assessments whether statutory or otherwise paid or payable by the Lessor (and in the case of land tax, at the rate assessed against the Lessor;

(iv)	all premiums and associated and incidental costs payable by the Lessor in respect of insurances which the Lessor reasonably considers is appropriate to insure against in respect of the building and the Lessor’s Property (including fall replacement and reinstatement, Public Risk, Workers’ Compensation, loss of rent and outgoings and removal of debris);

(v)	the cost of all services provided by the Lessor or by any Authority including electricity, gas, water, oil, telephone, sewerage and garbage services;

(vi)	management, control, caretaking and security costs of the Building whether performed at the land or elsewhere (including, salaries, leave entitlements, superannuation and other employment overheads paid by the Lessor) equitably apportioned where any such person is engaged in respect of the land on less than a full time basis;

(vii)	all costs for or in connection with the cleaning, maintenance and upkeep including painting, repairs maintenance and landscaping;

(viii)	all costs associated with maintaining and servicing the Lessor’s Property including all air conditioning plant, sprinkler and fire protection equipment and other plant and services including the cost of water treatment and legionella tests (except to the extent they are maintained and serviced by the Lessee pursuant to this lease or any other occupant);

(ix)	landscaping and the cost of items usually supplied hi washrooms and toilets;

(x)	existing or future levies, charges and contributions imposed under strata, community or similar legislation including administrative and sinking funds and special and ordinary levies (except levies for structural repairs of the Building unless caused by the Lessee);

(xi)	all parking space levies payable to any authority in respect of any car parking spaces; and

(xii)	any other expenses properly and reasonably incurred in the supervision, maintenance and/or keeping secure the Building and/or the Land.

(e)	The following are excluded from constituting Lessor’s Outgoings and the Lessee is not required to contribute to:

(i)	any liability or expenditure paid by the Lessee under some other provision of this Lease;

(ii)	any liability or expenditure payable by or recoverable from some other lessee or lessees of the Building or from any other person; or

(iii)	any liability or expenditure recoverable by the Lessor through insurance.

(f)	Before the date set out in the Reference Schedule in each year of the term or such other date selected by the Lessor and notified to the Lessee and from time to time, the Lessor will furnish to the Lessee a statement giving reasonable details of the Lessor’s Outgoings and indicating the amount of the Lessee’s proportion.

(g)	Except in the case of manifest error notified by either party to the other within twenty-one (21) days of the service of such statement on the Lessee, such statement shall be conclusive evidence of the matters stated.

(h)	Subject to subclause (l), within 14 days after service of such statement on the Lessee, the Lessee must pay*to the Lessor the Lessee’s proportion.

(i)	The liability of the Lessee shall not be determined or otherwise prejudiced by the prior expiry of the term of or other determination of this Lease.

(j)	Despite the above, where any rate or tax assessment in respect of the Lessor’s Outgoings has not issued for any rating or taxing period, the Lessor may notify the Lessee of the reasonable estimate of the Lessee’s proportion of such rate or tax for the period from the date of commencement of the rating or taxing period to the said date of expiration or sooner determination of the Lease, and the Lessee will pay such estimated proportion within 14 days of request.

Upon issue of the relevant assessment any necessary adjustment between the estimated and actual amount of the Lessee’s proportion shall be made and any refund to or further payment by the Lessee shall be allowed or made by or to the Lessor accordingly;

(k)	Upon receipt of any assessments) in respect of part of the Lessor’s Outgoings, the Lessor may calculate the Lessee’s Proportion in respect of such Outgoings and forward a request to the Lessee in writing for payment accompanied by a statement as to the amount of the Lessee’s proportion together with reasonable details and the Lessee must pay the amount within 14 days of being so requested.

(l)	Despite anything to the contrary, from time to time the Lessor may notify the Lessee of the Lessor’s reasonable estimate of the Lessee’s proportion for any period not exceeding one (1) year in advance of the estimate and the Lessee must pay to the Lessor during such period such estimated proportion by equal monthly instalments in advance on the days fixed for payment of rent.

(m)	When the Lessor’s Outgoings at the end of the then current year have been calculated, any necessary adjustment between the estimated and actual amount of the Lessee’s proportion shall be made and any further payment owing by the Lessee shall be made within 14 days of request and any overpayment by the Lessee will be credited towards future outgoings payable by the Lessee or refunded to where the lease has expired;

(n)	In addition to the outgoings payable by the Lessee pursuant to this Schedule, the Lessee will also pay all management fees and commission (based on the rental and outgoings payable) to cover the Lessor’s reasonable costs of managing the Premises (including fees paid by the Lessor to any managing agents).

(o)	The Lessor must upon request and upon reasonable notice, permit the Lessee or its authorised representatives to examine all records relating to the Outgoings so as to enable the Lessee to verify any statement of the Outgoings.

(p) (i)	If there is any dispute between the parties relating to the meaning or operation of this Schedule or the inclusion or exclusion of any item in the calculations, or the proportion attributed to the Premises, the dispute shall be determined in accordance with this clause.

(ii)	The dispute shall be determined by a Chartered Accountant agreed on by the parties or, failing agreement, nominated by the President for the time being of the New South Wales Division of the Institute of Chartered Accountants in Australia (or if it ceases to exist an organisation with similar objects) (called “nominee”) at the request of either party.

(iii)	The nominee shall act as an expert and not as an arbitrator and his decision shall be final and binding on the parties.

(iv)	Each party may make written submissions to the nominee within 28 days after the nominee has agreed to act.

(v)	The parties shall equally share the nominee’s costs.

(vi)	The nominee shall provide the parties with written reasons for the determination.

SCHEDULE 3

Rules and Regulations

1.	The Lessee must not in any way obstruct or prevent other occupants from using the Common Area.

2.	The Lessee must not in any way cover or obstruct any light skylights windows or other means of illumination of the Premises or of the Building generally.

3.	The Lessee must not throw any article or substance whatsoever from or out of the Premises or the Common Area.

4.	The Lessee must keep clean and free of rubbish such parts of the Common Area or any public footpath as immediately adjoin the Premises.

5.	The Lessee must use its best endeavours to protect and keep safe the Premises and its contents from theft or robbery and shall keep all doors windows and other openings closed and securely fastened when the Premises are not in use.

6.	The Lessee must not permit the keys for locks on doors and other openings to or in the Premises to come into possession or control of any person other than the Lessee.

7.	No rubbish or waste must at any time be burned upon the Premises or the Common Area.

8.	All blinds shades awnings windows ventilators and other similar fittings and fixtures installed by the Lessee with the consent of the Lessor in or upon the Premises and visible from outside the Premises must conform to the reasonable requirements and standards of the Lessor as to design quality and appearance.

9.	The water closets conveniences and other water apparatus used either exclusively by the Lessee or in common with other Lessees must not be used for any purposes other than those for which they were constructed and no sweepings rubbish rags ashes or other unsuitable substances shall be thrown therein. Any damage resulting to such water closets conveniences and apparatus from misuse by the Lessee shall be made good by the Lessee.

10.	Only such parts of the Common Area as are designated for visitor parking or pick up and delivery of goods may be used for such purposes.

11.	The Lessee and the Lessee’s employees and agents may park any vehicle owned or operated by them in the parking area (if any) allotted or set aside to them during business hours and no such vehicle may be parked in or obstruct any other area of the Common Area.

12.	The Lessee and the Lessee’s employees and agents must not obstruct grease oil repair clean or wash motor vehicles within the Common Area.

13.	The Lessee must make good any damage caused to the car parking area used by the Lessee through its neglect default or misconduct.

14.	The Premises must not be or remain open for business at or during any time or times prohibited by law for that class of Premises or for the business carried on by the Lessee.

15.	The Lessee and its employees and agents must at all times abide by any speed limit set for the driving of motor vehicles upon the Land.

16.	The Lessee must not use the Common Area for any business or commercial purpose or the display or advertisement of any goods or services or generally for any purpose other than for which the Common Area was intended.

17.	No part of the Common Area or any car parking area allocated or set aside for the Lessee may be used for storage of pallets, containers or any other goods whatsoever. Any such items must only be stored within the confines of the Premises if so permitted by this lease and by the appropriate authorities.

18.	No television or radio mast or antenna shall be affixed to any part of the Premises and no musical instrument, gramophone, radio, amplifier, television, audio visual or other sound or picture producing equipment shall be used or operated in the Premises without the Lessor’s consent unless such equipment is not audible or visible from outside the Premises.

19.	No animal, fish, reptiles or birds shall be kept in or about the Premises.

20.	All rubbish and waste products are to be placed in the proper receptacles and regularly removed by the Lessee.

21.	The Lessee must observe the recommended maximum load weights throughout the Premises and the Building.

22.	On the date, the Lessee must vacate the Premises, the Lessee must give the Lessor all keys, access cards and similar devices for the Premises and the Building

23.	the Lessee shall cause all exterior doors and windows in the Premises to be securely locked and fastened at all times when the Premises are not occupied and authorises the Lessor or any agent or employee of the Lessor to enter the Premises whenever necessary for the purpose of locking any such door or window left unlocked or unfastened.

REFERENCE SCHEDULE

1.	Land (Clause 2)

The property known as 8-10 Rodborough Road, Frenchs Forest and being the whole of the land in Folio Identifier 2/737438.

2.	Demised Premises (Clause 2)

Unit 2, 8 - 10 Rodborough Road, Frenchs Forest having an area of approximately 1,410.80 square meters as identified on the plan exhibited to the parties and signed by them at the time of entering into this Lease.

3.	Rental (Clause 3)

$262,578.18 payable at the rate of $21,876.51 monthly in advance.

4A	Review Dates (Clause 3 and Schedule 1A) - Current Market Rent

during initial term:

Not Applicable

if option to renew is exercised:

At the commencement of the option term

4B	Rent Review Dates (Clause 3 and Schedule IB) - 3%

during initial term:

On each and every anniversary of the commencement date, except at the commencement of the fifth year.

if option to renew is exercised:

On each and every anniversary of the commencement date

5.	Description of Lessee’s Use of Premises (Clause 6.1)

Commercial offices, and/or warehousing and facility for research and development, and/or manufacture and supply of biomedical and medical devices.

6.	Redecoration Dates (Clause 7.4)

during initial term:

Within three (3) months prior to the expiration of lease

If option to renew is exercised:

Within three (3) months prior to the expiration of option term

7.	Public Liability Insurance (Clause 9.1)

$20,000,000

8.	Car Parking (Clause 17):

30 motor vehicles

9.	Bank Guarantee (Clause 18):

6 months

10.	Option Term (Clause 19)

Five (5) years

11.	Lessee’s Proportion of Lessor’s Outgoings (Schedule 2)

16.59%

12.	Date for Calculation of Lessee’s Proportion of Lessor’s Outgoings (Schedule 2)

30th June in each year of the term.

I certify that the person(s) signing opposite, with whom I am personally acquainted or as to whose identity I am otherwise satisfied, signed this instrument in my presence.	Certified correct for the purposes of the Real Property Act 1900 by the person(s) named below who signed this instrument pursuant to the Power of Attorney specified.

/s/ Evie Rozali	/s/ Simon Thomas Hindson
Signature of Witness	Signature of Attorney

Evie Rozali	Simon Thomas Hindson
Name of Witness	Attorney’s Name

35 Clarence ST, Sydney
Address of Witness	Signing on behalf of TRUST COMPANY OF AUSTRALIA LIMITED

Power of Attorney – Book. 4279 No. 670

Certified correct for the purposes of the Real Property Act 1900 on behalf of the corporation named below by the authorised person(s) whose signature(s) appear(s) below pursuant to the authority specified.

Corporation: PHARMAXIS LTD

Authority: s127 Corporations Act

Certified correct for the purposes of the Real Property Act 1900 by the Tenant.

/s/ David McGarvey	/s/ Alan D. Robertson
Signature of Director/Secretary (delete one)	Signature of Director

David McGarvey	/s/ Alan D. Robertson
Name of Director/Secretary	Name of Director

THIS IS THE EXHIBIT COMPRISING THE LOCATION PLAN OF THE PREMISES AND THE FITOUT PLAN OF THE PREVIOUS TENANT RESPECTIVELY REFERRED TO IN ITEM 2 OF THE REFERENCE SCHEDULE AND CLAUSE 27 OF THE LEASE REFERRED TO IN THE LEASE BETWEEN TRUST COMPANY OF AUSTRALIA LIMITED (AS LESSOR) AND PHARMAXIS LIMITED (AS LESSEE).

Dated this 22nd day of August 2006.

For and on behalf of the Lessor

For and on behalf of the Lessee

SCALE 1:100
DRIVEWAY
FINISHED · PRODUCT STORE
GOODS LOADING BAY
ELECTRICAL SWITCH ROOM
WAREHOUSE CONTROL
NO ALTERATION
PRODUCTION OFFICES
OFFICE
OFFICE
OFFICE
SUCCUSION ROOM
NEW F/F
DILUTION STORAGE
BOTA ROOM
NEW F/F
PRODUCTION AREA
NEW F/F
UNIT 2.
10000 NOMINAL
CORRIDOR
LOBBY
CORRIDOR
MT
FT
FEMALE CHANGE
AIRLOCK
MAIN ENTRANCE
FOYER
CORRIDOR
NEW F/F
CONSUMABLE STORAGE
NEW F/F
QUALITY CONTROL & R&D DEPTMENT
NEW F/F
PEDESTRIAN ENTRANCE
ROAD